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                           May 18, 2022

       Charles Monroe
       Associate General Counsel
       HUNTINGTON INGALLS INDUSTRIES, INC.
       4101 Washington Avenue
       Newport News, VA 23607

                                                        Re: HUNTINGTON INGALLS
INDUSTRIES, INC.
                                                            Registration
Statement on Form S-4
                                                            Filed on May 10,
2022
                                                            File No. 333-264833

       Dear Mr. Monroe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing